FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2025 Second Quarter Results
Invest for Growth Success with First Half New Business Wins of $47 million and Announcement of Organic Investment of $25 million

COLUMBUS, OH, August 5, 2025 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reports financial and operating results for the fiscal periods ended June 30, 2025.

David Duvall, the Company’s President and Chief Executive Officer, said, “I am proud of our team’s disciplined execution in our ability to maintain gross margins with sales being down in our two current major markets: Truck and Powersports, which makes up 75% of our total revenue. I am excited when I look to the future with the significant progress we have made in our Invest For Growth strategy. We have won $47 million in new incremental business, achieving this milestone only halfway through the year. These new programs will launch over the next two years and represent blue-chip customers across diverse end-markets, including building products, EV - transportation, aerospace, and powersports.

Although 2025 market demand levels are not where we want them to be, I am pleased with our execution of our Invest For Growth strategy and it is setting us up well for long-term growth. In addition, I am pleased to announce that we have won the new Volvo Mexico programs that will launch in Q1 of 2027. To support the new business and anticipated additional future business we are investing $25 million, including an expansion of our Matamoros plant and a new plant and equipment in Monterrey Mexico. We are excited about making these investments in our organic growth by adding capacity and capabilities to our Matamoros and Monterrey locations. Organic growth has been our highest priority for our capital allocation strategy and making this investment not only launches a major truck program but adds DCPD molding and paint capabilities to our Monterrey facility, which is physically closer to major customers. This is a major step in our asset allocation strategy, and we look forward to continuing to grow our business with Volvo and other customers in the growing Monterrey area. These are long-term programs which we anticipate will provide revenues of $150 million over the next seven to ten years. We are proud to be a trusted partner of Volvo as they launch production from their new manufacturing site in Mexico."

Alex Panda, the Company’s EVP and Chief Financial Officer, said, “Similar to the first quarter, the majority of the sales declines resulted from the previously announced truck program phase-out, coupled with persistent consumer demand weakness in the truck and powersports segments. In the second quarter, we delivered solid profitability and healthy operating and free cash flow, a clear demonstration of our ability to execute and drive value, even in a softer demand environment. Despite pressure on fixed cost leverage and sales mix this quarter, we held gross margins in our projected range of 17% to 19%.

Looking ahead to the second half of 2025, we expect year-over-year sales comparisons to improve, with projected sales moderating to a manageable 4% to 6% decline range in the second half. As a reminder, we still anticipate our sales mix to be meaningfully impacted in 2025 by higher tooling sales, which pressured gross margins compared to product sales.

We were pleased to generate $9.6 million of cash from operations and $5.2 million of free cash flow. Our balance sheet remains strong, and we have flexibility and ample liquidity to advance our 'Invest for Growth' strategy including the recently awarded Volvo Mexico program and our capital allocation investment of $25 million related to our plant expansion. We plan to continue with another capital allocation priority of returning capital to shareholders through our ongoing share repurchase program.”

Second Quarter 2025 Highlights

•Total net sales of $79.2 million decreased 10.7% compared to the prior year second quarter.
•Gross margin of $14.3 million, or 18.1% of net sales, compared to 20.0% of net sales in the prior year second quarter. Decrease primarily due to unfavorable fixed cost leverage of 2.2% and lower operational efficiencies and product mix of 0.9%, offset by higher net changes in selling price and raw material costs of 1.2%.
•Selling, general, and administrative expenses of $9.1 million, or 11.5% of net sales, compared to $10.2 million, or 11.5% of net sales for the prior year second quarter. Selling, general, and administrative expense excluding severance and one-time footprint optimization cost of $0.7 million was $8.4 million, or 10.6% of net sales.
•Operating income of $5.2 million, or 6.6% of net sales, compared to operating income of $7.5 million, or 8.4% of net sales for the prior year second quarter.
•Net income of $4.1 million, or $0.47 per diluted share, compared to net income of $6.4 million, or $0.73 per diluted share for the prior year second quarter. Adjusted net income1 of $4.6 million, or $0.53 per diluted share.
•Adjusted EBITDA1 of $9.5 million, or 12.0% of net sales, compared to $11.6 million, or 13.0% for the prior year second quarter.
•88,207 shares repurchased under the share repurchase authorization at an average price of $15.07.

Six Month 2025 Highlights

•Total net sales of $140.7 million decreased 15.7% compared to the prior year six month period .
•Gross margin of $26.1 million, or 18.5% of net sales, compared to 18.6% of net sales in the prior year six-month period.
•Selling, general, and administrative expenses of $18.0 million, or 12.8% of net sales, compared to $18.8 million, or 11.3% of net sales for the prior year six-month period. Selling, general, and administrative expense excluding severance and one-time footprint optimization cost of $1.2 million was $16.8 million, or 11.9% of net sales.
•Operating income of $8.1 million, or 5.7% of net sales, compared to operating income of $12.2 million, or 7.3% of net sales for the prior year six-month period.
•Net income of $6.2 million, or $0.72 per diluted share, compared to net income of $10.2 million, or $1.15 per diluted share for the prior year six-month period. Adjusted net income1 of $7.2 million, or $0.83 per diluted share.
•Adjusted EBITDA1 of $16.7 million, or 11.9% of net sales, compared to $20.3 million, or 12.2% for the prior year six-month period.
•151,584 shares repurchased under the share repurchase authorization at an average price of $14.82.

1Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures as defined and reconciled

2025 Capital Expenditures

The Company’s capital expenditures for the first six months of 2025 were $4.4 million. The Company still anticipates spending approximately $10 to $12 million during 2025 on property, plant and equipment purchases for all of the Company's operations. Following the award of the Volvo Mexico business, the Company expects to invest approximately $25 million over the next 18 months, with $8 to $10 million anticipated to be spent by the end of fiscal 2025. The Company generated a Return on Capital Employed1 of 7.2% for the trailing twelve months and 9.6% excluding cash.

Financial Position at June 30, 2025

The Company’s total liquidity at June 30, 2025 was $93.2 million, with $43.2 million in cash, $25.0 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the

Company's capex credit facility. The Company’s term debt was $20.6 million at June 30, 2025. The term debt-to-trailing twelve months Adjusted EBITDA1 was less than one times trailing twelve months Adjusted EBITDA1 as of June 30, 2025.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the periods ended June 30, 2025. To access the call live by phone, dial (888) 506-0062 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through August 19, 2025, by calling (877) 481-4010 and using passcode ID: 52560#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; general macroeconomic, social, regulatory (including foreign trade policy) and political conditions; volatility in financial markets; inflationary pressures; changes in the plastics, transportation, marine and commercial product industries (including changes in demand for production); efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements; the imposition of new or increased tariffs and the resulting consequences; Company initiatives to quote and execute manufacturing processes for new business, acquire raw materials, and complete investments to support new business; regulatory matters and labor relations; changes in the Company’s financial position; and other risks and uncertainties described in the Company’s filings with the SEC. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
Alex Panda
Executive Vice President & Chief Financial Officer
apanda@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
smartin@threepa.com, shooser@threepa.com
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net sales:
Products	$61,633	$83,956	$122,645	$159,787
Tooling	17,606	4,787	18,041	7,101
Total net sales	79,239	88,743	140,686	166,888

Total cost of sales	64,925	71,018	114,589	135,858

Gross margin	14,314	17,725	26,097	31,030

Selling, general and administrative expense	9,100	10,236	18,044	18,810

Operating income	5,214	7,489	8,053	12,220

Other income and expense
Net interest (income) expense	(32)	(38)	(16)	45
Net periodic post-retirement benefit	(117)	(138)	(227)	(276)
Total other (income) and expense	(149)	(176)	(243)	(231)

Income before income taxes	5,363	7,665	8,296	12,451

Income tax expense	1,311	1,246	2,061	2,273

Net income	$4,052	$6,419	$6,235	$10,178

Net income per common share:
Basic	$0.47	$0.74	$0.73	$1.17
Diluted	$0.47	$0.73	$0.72	$1.15

Core Molding Technologies, Inc.
Product Sales by Market
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Medium and heavy-duty truck	$31,246	$46,841	$60,806	$88,350
Power sports	14,208	20,902	28,414	39,761
Building products	4,671	5,429	11,050	11,974
Industrial and utilities	5,874	4,175	11,244	7,521
All other	5,634	6,609	11,131	12,181
Net product revenue	$61,633	$83,956	$122,645	$159,787

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	June 30,	As of
	2025	December 31,
	(unaudited)	2024
Assets:
Current assets:
Cash and cash equivalents	$43,212	$41,803
Accounts receivable, net	37,792	30,118
Inventories, net	19,356	18,346
Prepaid expenses and other current assets	12,833	12,621
Total current assets	113,193	102,888

Right of use asset	4,552	2,112
Property, plant and equipment, net	79,203	80,807
Goodwill	17,376	17,376
Intangibles, net	3,936	4,430
Other non-current assets	1,664	1,937
Total Assets	$219,924	$209,550

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,814	$1,814
Accounts payable	22,630	17,115
Contract liabilities	2,133	2,286
Compensation and related benefits	6,329	7,585
Accrued other liabilities	6,779	7,911
Total current liabilities	39,685	36,711

Other non-current liabilities	4,772	2,620
Long-term debt	18,797	19,706
Post retirement benefits liability	3,209	3,152
Total Liabilities	66,463	62,189

Stockholders' Equity:
Common stock	86	86
Paid in capital	46,885	45,760
Accumulated other comprehensive income, net of income taxes	3,880	2,292
Treasury stock	(38,993)	(36,145)
Retained earnings	141,603	135,368
Total Stockholders' Equity	153,461	147,361
Total Liabilities and Stockholders' Equity	$219,924	$209,550

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six months ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$6,235	$10,178
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,391	6,728
Loss on disposal of property, plant and equipment	4	231
Share-based compensation	1,125	1,505
Losses (gain) on foreign currency	(220)	404
Change in operating assets and liabilities:
Accounts receivable	(7,674)	(5,277)
Inventories	(1,010)	299
Prepaid and other assets	485	613
Accounts payable	5,857	5,159
Accrued and other liabilities	(1,372)	1,631
Post retirement benefits liability	(227)	(528)
Net cash provided by operating activities	9,594	20,943
Cash flows from investing activities:
Purchase of property, plant and equipment	(4,387)	(4,805)
Net cash used in investing activities	(4,387)	(4,805)
Cash flows from financing activities:
Payments for taxes related to net share settlement of equity awards	(600)	(1,417)
Purchase of common shares	(2,249)	(393)
Payment of principal on term loans	(949)	(645)
Net cash used in financing activities	(3,798)	(2,455)
Net change in cash and cash equivalents	1,409	13,683
Cash and cash equivalents at beginning of period	41,803	24,104
Cash and cash equivalents at end of period	$43,212	$37,787
Cash paid for:
Interest	$519	$538
Income taxes	$2,511	$1,230
Non cash investing activities:
Fixed asset purchases in accounts payable	$235	$157

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) restructuring and severance costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Debt-to-trailing twelve months adjusted EBITDA represents total outstanding debt divided by trailing twelve months Adjusted EBITDA. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment. Trailing twelve months return on capital employed represents the trailing twelve months earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. Adjusted Net Income represents net income before severance cost (net of tax).

We present Adjusted EBITDA, Adjusted EBITDA as a percent of net sales, debt-to-trailing twelve months adjusted EBITDA, Free Cash Flow and trailing twelve months Return on Capital Employed because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, and Cash Flow from Operating Activities to Free Cash Flow, the most directly comparable GAAP measures, and Debt to trailing twelve months adjusted EBITDA and trailing twelve months Return on Capital Employed, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net income	$4,052	$6,419	$6,235	$10,178
Provision for income taxes	1,311	1,246	2,061	2,273
Total other expenses(1)	(149)	(176)	(243)	(231)
Depreciation and amortization	3,157	3,308	6,351	6,581
Share-based compensation	494	766	1,125	1,505
Severance costs	479	—	979	—
Footprint optimization costs (restructuring)	200	$—	200	$—
Adjusted EBITDA	$9,544	$11,563	$16,708	$20,306

Adjusted EBITDA as a percent of net sales	12.0%	13.0%	11.9%	12.2%

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Trailing Twelve Months
Net income	$3,160	$(39)	$2,183	$4,052	$9,356
Provision for income taxes	727	1,182	750	1,311	3,970
Total other expenses(1)	(282)	(273)	(94)	(149)	(798)
Depreciation and amortization	3,376	3,362	3,194	3,157	13,089
Share-based compensation	562	428	631	494	2,115
Severance costs	228	1,066	500	479	2,273
Footprint optimization costs (restructuring)	—	—	—	200	200
Adjusted EBITDA	$7,771	$5,726	$7,164	$9,544	$30,205

Total Outstanding Term Debt as of June 30, 2025					$20,611

Debt to Trailing Twelve Months Adjusted EBITDA					0.68

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed
(unaudited, in thousands)

	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Trailing Twelve Months
Operating Income	$3,605	$869	$2,839	$5,214	$12,527

Equity					$153,461
Structured Debt					$20,611
Total Capital Employed					$174,072

Return on Capital Employed					7.2%

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed Excluding Cash
(unaudited, in thousands)

	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Trailing Twelve Months
Operating Income	$3,605	$869	$2,839	$5,214	$12,527

Equity					$153,461
Structured Debt					$20,611
Less Cash					$(43,212)
Total Capital Employed, Excluding Cash					$130,860

Return on Capital Employed, Excluding Cash					9.6%

Core Molding Technologies, Inc.
Free Cash Flow
Six Months Ended June 30, 2025 and 2024
(unaudited, in thousands)

	2025	2024
Cash flow provided by operations	$9,594	$20,943
Purchase of property, plant and equipment	(4,387)	(4,805)
Free cash flow	$5,207	$16,138

Core Molding Technologies, Inc.
Adjusted Net Income per Share
(unaudited, in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2025	2024	2025	2024
Net Income	$4,052	$6,419	$6,235	$10,178
Severance costs (net of tax)	$378	$—	$773	$—
Footprint optimization costs (net of tax)	$158	$—	$158	$—
Adjusted net income	$4,588	$6,419	$7,166	$10,178

Weighted average common shares outstanding - basic	8,570,000	8,711,000	8,593,000	8,705,000
Weighted average common and potentially issuable common shares outstanding - diluted	8,620,000	8,773,000	8,704,000	8,819,000

Net income per share - basic	$0.47	$0.74	$0.73	$1.17
Severance costs (net of tax)	0.04	—	0.09	—
Footprint optimization costs (net of tax)	$0.02	$—	$0.02	$—
Adjusted net income per share - basic	$0.53	$0.74	$0.84	$1.17

Net income per share - diluted	$0.47	$0.73	$0.72	$1.15
Severance costs (net of tax)	0.04	—	0.09	—
Footprint optimization costs (net of tax)	$0.02	$—	$0.02	$—
Adjusted net income per share - diluted	$0.53	$0.73	$0.83	$1.15